NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Monday, March 29, 2010

TechTeam Global Reports Fourth Quarter and Year End 2009 Financial Results

Announces restructuring charges and impairment of certain goodwill and intangibles

Net Earnings, excluding impairment and restructuring, remained positive at $542,000 in Q4, 2009, despite revenue decline

Cash from operations increased 130% year-over-year, achieving 57% debt reduction and positive net cash position ending 2009

SOUTHFIELD, MICHIGAN, March 29, 2010…TechTeam Global, Inc., (NASDAQ: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported a net loss for the Company for the three months ended December 31, 2009 of $22.4 million, or $2.11 per diluted share, including a non-cash charge of $27.5 million related to the impairment of certain goodwill and intangibles. On a comparable basis, excluding the impairment and the restructuring charges in both periods, the Company would have reported net income of $542,000, or $0.05 per diluted share, which compares to net income of $2.9 million, or $0.27 per diluted share, for the three months ended December 31, 2008.

Please see “Reconciliation of Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss)” in the Financial Data section of this press release.

Fourth quarter 2009 highlights include the following:

•
Revenue was $48.5 million, a decrease of $13.5 million or 21.7% from the fourth quarter 2008. The decrease was primarily driven by the previously announced wind-down of certain customer contracts during the second half of 2009, including the U.S. federal government in-sourcing of certain services provided to U.S. Air National Guard and the discontinuation of services for the Volvo Car Company as a result of divestiture efforts by the Ford Motor Company. In addition, $0.7 million of the decrease was due to the previously reported divestiture of the Company’s ANE business in the fourth quarter 2008.

•
Gross margin of 23.0% in the fourth quarter 2009 declined from 24.6% reported in the fourth quarter 2008 due to the previously noted wind-down of the U.S. Air National Guard and Volvo Car Company contracts which were at higher gross margin levels.

•
Selling, General and Administrative (SG&A) expense was $10.4 million for the fourth quarter 2009, a 10.0% decrease in dollar terms from $11.6 million in SG&A reported for the fourth quarter 2008. Despite the dollar decrease, SG&A as a percent of revenue increased to 21.5% on a year-over-year basis, largely to support continued demand generation efforts to build backlog and business scale.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

•
The Company reduced its total outstanding debt by an additional 21.0% or $4.0 million during the fourth quarter. As of December 31, 2009, the Company achieved a positive net cash position (defined as total cash and cash equivalents minus total bank debt).

•
The net loss for fourth quarter included non-cash charges for the write-down of goodwill and certain intangibles in the Company’s Government Solutions and SQM reporting units resulting from annual impairment testing. The total impairment charges for goodwill were $20.8 million and $4.4 million for Government Solutions and SQM reporting units, respectively. The total impairment charges for certain other intangibles were $0.5 million and $1.8 million for Government Solutions and SQM reporting units, respectively.

•
The Company consolidated its North American and European commercial business units into a global operating structure resulting in a $1.2 million pre-tax restructuring charge in the fourth quarter of 2009.  This restructuring was the first phase of a broader restructuring effort to be completed in the first quarter of 2010.

Full year 2009 highlights include the following:

•
Cash provided by operations for the 12 months ended December 31, 2009 increased by 130.0% to $20.2 million over the $8.8 million in cash provided by operations during the same period in 2008, primarily driven by improvements in working capital management.

•
For the full year 2009, the Company retired a total of $20.1 million in outstanding debt, eliminating approximately 57.0% of its outstanding debt during the 12 months ended December 31, 2009, achieving a positive net cash position.

•	Gross margins in 2009 increased by 0.7 percentage points to 23.9% from 23.2% for the full year of 2008.

•
Gartner, Inc. positioned the Company in the Leaders Quadrant in both the Magic Quadrant for Help Desk Outsourcing, North America, and the Magic Quadrant for Desktop Outsourcing Services, North America reports.[1]

•
Through direct customer feedback, TechTeam received significant recognition in Datamonitor’s 2009 Black Book of Outsourcing, achieving the no. 1 ranking globally in Help Desk Outsourcing across Tier 1 and Mid Tier customers, and the no. 1 ranking globally in IT Infrastructure Outsourcing for Mid Tier customers.

•	The Company formed a Global Life Sciences Business Unit to capitalize on continued growth opportunities in the life sciences industry.

•	For the first time in its history, the Company's Government Solutions business unit achieved milestone recognition by being named to the “Top 250 Federal GSA IT Contractors” list by Federal Times.

Subsequent event in Q1, 2010:

•
As previously mentioned, the Company will complete its second phase of restructuring during the first quarter of 2010 recording an estimated pre-tax cash restructuring charge of between $2.7 million and $3.4 million. The combined restructuring actions reduce certain redundant costs, eliminate some excess capacity and support the Company’s strategy to more tightly focus its business.

“In the fourth quarter, the Company adapted its business well to customers who were heavily impacted by the global economic environment,” said Gary J. Cotshott, President and Chief Executive Officer. “While we ramped up new business with several large customers in the quarter, it was insufficient to overcome the revenue erosion we experienced due to customer-driven volume reductions and the conclusion of certain contracts, most notably with the U.S. Air National Guard and the Volvo Car Company. We have navigated this very difficult period of economic adjustment while maintaining profitability before special charges, delivering strong cash flow, paying down 57.0% of our debt and achieving a positive net cash position in 2009. For 2010, we are cautiously optimistic about the stability we see in our customer base and the new account opportunities we are pursuing in the market as the economic recovery continues.”

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

“Our primary operating focus is on executing our strategy by increasing our visibility in the market, expanding our global footprint, building capabilities to increase the value we bring to customers and scaling our cost structure as we add new business to our portfolio,” said Cotshott. “The restructuring actions we are taking are consistent with our strategy to consolidate, globalize and narrow the focus of our business and, in doing so, create shareholder value.”

Cotshott continued, “As we reposition the Company, we are pleased with our pipeline of new account opportunities that provide a solid basis to resume revenue growth over time. Our goal is not merely to find ourselves stronger and more competitive but better equipped for the future through continued execution of our strategy. More than ever before, industry analysts and customers are recognizing TechTeam’s leadership and capabilities as a top tier IT outsourcing service provider.”

Other Financial Information

In the first quarter of fiscal 2009, management changed its methodology for evaluation of the performance of the Company’s outsourcing services. As a result of this change, certain costs, which were previously included in SG&A expense, are now being included in Cost of Revenue in the Company’s Condensed Consolidated Statement of Operations because they are directly related to revenue. The Company’s financial statements for fiscal year 2008 have been revised, for all periods presented, to conform to the current year presentation. This re-categorization of expenses did not change net income or earnings per share for all periods presented in fiscal year 2008. There was no cumulative effect to retained earnings as a result of this re-categorization and there was no change to the carrying amount of assets and liabilities in fiscal year 2008.

For additional financial information please refer to the Company’s Form 10-K for the fiscal year ending December 31, 2009, expected to be filed before March 31, 2010. Further information regarding the re-categorization of expense can be found in “Note 1 – Summary of Significant Accounting Policies” of the Form 10-K. Further information regarding the impairment of goodwill and intangibles can be found in “Note 4 – Goodwill and Other Intangible Assets.”

Conference Call Information
TechTeam Global, Inc. will host an investor teleconference to discuss its fourth quarter 2009 financial results at 8:00 a.m. EDT, Wednesday, March 31, 2010. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-877-941-9205. If dialing from outside the United States, call +1-480-629-9835. Please reference Conference ID 4277386. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 10:00 a.m. EDT, Wednesday, March 31, 2010. This toll-free replay will be available through Wednesday, April 14, 2010. To listen to the teleconference replay, call 1-800-406-7325. If dialing from outside the United States, call +1-303-590-3030. Please reference Conference ID 4277386.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

1 The Magic Quadrant for Help Desk Outsourcing, North America was authored by Richard T. Matlus and William Maurer and was published on March 4, 2009. The Magic Quadrant for Desktop Outsourcing Services, North America was authored by William Maurer, Richard T. Matlus and Lilian Dutra and was published on March 3, 2009.

About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The Company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

About the Magic Quadrant
The Magic Quadrant is copyrighted by Gartner, Inc., 2009, and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the "Leaders" quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the continuing effects of the U.S. recession and global credit environment, other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share data and percents)

	Fourth Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Revenue
Commercial —
IT Outsourcing Services	$25,767	$29,012	(11.2)%	$106,229	$120,166	(11.6)%
IT Consulting and Systems Integration	2,975	5,781	(48.5)%	12,755	27,064	(52.9)%
Other Services	3,837	4,752	(19.3)%	15,817	24,110	(34.4)%
Total Commercial	32,579	39,545	(17.6)%	134,801	171,340	(21.3)%
Government Technology Services	15,882	22,385	(29.1)%	76,440	88,615	(13.7)%
Total Revenue	48,461	61,930	(21.7)%	211,241	259,955	(18.7)%
Cost of Revenue
Commercial —
IT Outsourcing Services	19,996	22,968	(12.9)%	82,899	95,816	(13.5)%
IT Consulting and Systems Integration	2,178	3,936	(44.7)%	9,890	20,637	(52.1)%
Other Services	2,955	3,772	(21.7)%	11,963	18,683	(36.0)%
Total Commercial	25,129	30,676	(18.1)%	104,752	135,136	(22.5)%
Government Technology Services	12,162	15,992	(23.9)%	56,003	64,383	(13.0)%
Total Cost of Revenue	37,291	46,668	(20.1)%	160,755	199,519	(19.4)%
Gross Profit	11,170	15,262	(26.8)%	50,486	60,436	(16.5)%
Selling, General and Administrative expense	10,431	11,596	(10.0)%	42,823	46,920	(8.7)%
Restructuring charge	1,167	1,834		411	5,719
Impairment charge	27,453	—		27,453	—
Operating (Loss) Income	(27,881)	1,832		(20,201)	7,797
Net interest expense	(99)	(421)		(1,018)	(1,712)
Foreign currency transaction (loss) gain	42	956		(675)	910
Other Income, net	—	155		—	155
(Loss) Income before Income Taxes	(27,938)	2,522		(21,894)	7,150
Income tax (benefit) provision	(5,504)	1,316		(3,261)	4,182
Net (Loss) Income	$(22,434)	$1,206		$(18,633)	$2,968
Diluted (Loss) Earnings per Common Share	$(2.11)	$0.11		$(1.75)	$0.28
Diluted weighted average common shares and common share equivalents	10,644	10,600		10,618	10,555

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	December 31, 2009	December 31, 2008
Current Assets
Cash and cash equivalents	$15,969	$16,881
Accounts receivable, net	44,314	59,705
Prepaid expenses and other current assets	3,766	4,315
Total current assets	64,049	80,901
Property, Equipment and Software, Net	6,231	8,327
Goodwill and Other Intangible Assets, Net	47,270	77,361
Deferred Income Taxes	3,940	—
Other Assets	1,030	774
Total Assets	$122,520	$167,363

Current Liabilities
Current portion of long-term debt	$4,074	$7,987
Accounts payable	5,130	6,340
Accrued payroll and related taxes	8,486	12,477
Accrued expenses and other current liabilities	9,405	11,670
Total current liabilities	27,095	38,474
Long-Term Liabilities
Long-term debt, less current portion	11,051	27,202
Other long-term liabilities	745	2,954
Total long-term liabilities	11,796	30,156
Shareholders’ Equity
Preferred stock	—	—
Common stock	111	109
Additional paid-in capital	79,762	77,939
Retained earnings	2,726	21,359
Accumulated other comprehensive income (loss)	1,030	(674)
Total shareholders’ equity	83,629	98,733
Total Liabilities and Shareholders’ Equity	$122,520	$167,363

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2009	2008
Operating Activities
Net (loss) income	$(18,633)	$2,968
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,482	7,935
Impairment Charge	27,453	—
Gain on disposition of business	—	(155)
Other adjustments, primarily changes in working capital	4,886	(1,940)
Net cash provided by operating activities	20,188	8,808
Investing Activities
Disposition of business, net of cash disposed	—	953
Purchase of property, equipment and software	(1,317)	(2,475)
Cash paid for acquisitions, net of cash acquired	(501)	(6,084)
Net cash used in investing activities	(1,818)	(7,606)
Financing Activities
Proceeds from issuance of long-term debt	—	5,000
Proceeds from issuance of common stock	—	348
Purchase of common stock	—	(61)
Other	(99)	(28)
Payments on long-term debt	(20,064)	(6,873)
Net cash used in financing activities	(20,163)	(1,614)
Effect of exchange rate changes on cash and cash equivalents	881	(2,138)
Decrease in cash and cash equivalents	(912)	(2,550)
Cash and cash equivalents at beginning of period	16,881	19,431
Cash and cash equivalents at end of period	$15,969	$16,881

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Fourth Quarter and Year-to-Date Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss)

This press release includes a discussion of “Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss)” which is a non-GAAP financial measure. The Company defines Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss) as net (loss) income plus (a) impairment charges net of taxes and, (b) restructuring charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss), which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net (loss) income prepared on a GAAP basis. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The Company provided the following table which reconciles GAAP net (loss) income, as reported, to Earnings Excluding Restructuring and Impairment Charges to Net Income (Loss):

(In thousands, except per share data)

	2009		2008
	After-Tax Earnings	Earnings per Share	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of Fourth Quarter (Loss) Earnings Excluding Restructuring and Impairment Charges to Net (Loss) Income
Earnings excluding restructuring and impairment charges	$542	$0.05	$2,850	$0.27
Restructuring charges, net of tax	(1,181)	(0.11)	(1,644)	(0.16)
Impairment charges, net of tax	(21,795)	(2.05)	—	—
Net (Loss) Income – Fourth Quarter	$(22,434)	$(2.11)	$1,206	$0.11

Reconciliation of Year-to-Date (Loss) Earnings Excluding Restructuring and Impairment Charges to Net (Loss) Income
Earnings excluding restructuring and impairment charges	$3,587	$0.34	$7,758	$0.74
Restructuring charges, net of tax	(425)	(0.04)	(4,790)	(0.45)
Impairment charges, net of tax	(21,795)	(2.05)	—	—
Net (Loss) Income – Year-to-Date	$(18,633)	$(1.75)	$2,968	$0.28

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

###

Contacts:

TechTeam Global, Inc. Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer (248) 357-2866 investors@techteam.com	Boscobel Marketing Communications for TechTeam Global Jessica Klenk (301) 588-2900 jklenk@boscobel.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com